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                                                                    Exhibit 99.2

BROWN-FORMAN TO EXPLORE STRATEGIC ALTERNATIVES FOR ITS LENOX, INC. SUBSIDIARY

LOUISVILLE, KY, FEBRUARY 22, 2005 -- Brown-Forman Corporation announced today that it is exploring strategic alternatives for its wholly-owned subsidiary, Lenox, Incorporated, including a possible sale. Lenox manufactures and markets leading brands in several consumer product categories, including Lenox fine china, crystal, collectibles, and giftware; Dansk contemporary tableware and giftware; Gorham silver, crystal and china; Kirk Stieff silver and pewter products; and Brooks and Bentley collectibles. "Lenox, Inc. has some of the strongest and most recognizable brands in its industry and a large number of highly talented employees," said Owsley Brown II, Brown-Forman's chairman and chief executive officer. "It is consistently profitable and generates significant cash flow from a portfolio of extraordinary products, many of which have been long time leaders in their respective categories. After careful thought, however, we have determined that the best path to creating value for our shareholders is to focus even more sharply on growing our core beverage business."

Founded in 1889, Lenox has great American heritage, and it's been part of Brown-Forman since 1983. "Under its new management team, Lenox is poised to significantly improve its performance. Given this potential, we believe now is an ideal time to explore alternatives, with the goal of allowing Lenox to thrive and grow in its own right," Brown said. Lenox, Inc. represents the major part of Brown-Forman's consumer durables business segment, which reported sales of $557 million for the fiscal year ending April 30, 2004. The segment's operating profits represented approximately 4% of the company's total of $388 million in fiscal 2004. Lenox's key facilities are in Lawrenceville, NJ; Langhorne, PA; Pomona, NJ; Kinston, NC; Hagerstown, MD; and Tonbridge, Kent, in the United Kingdom. The company employs approximately 2,850 people, the vast majority in the U.S. Brown-Forman has retained Goldman, Sachs & Co. to advise in the exploration of strategic alternatives. Cavendish Corporate Finance, Ltd in London will play a similar role regarding Lenox's British operations.

In a related news release also issued today, Brown-Forman reported earnings per share of $0.78 for its third quarter ended January 31, 2005, up 19% over the same period last year. Results for the quarter include a gain of approximately $0.39 per share from the sale of the company's investment in Glenmorangie plc and a $0.32 per share charge for asset impairments associated with Lenox, Inc.'s retail business and a minority interest in a small Mexican tequila company. Excluding these items, earnings growth in the quarter was driven by solid growth for Jack Daniel's Tennessee Whiskey, Southern Comfort, Finlandia Vodka, and benefits from stronger foreign currencies. These increases were partially offset by higher advertising and SG&A expenses in the company's Beverage segment.

Excluding the Glenmorangie gain, the impairment charges, and favorable foreign exchange, the company's quarterly earnings per share grew 8%.

For the first nine months of the fiscal year, diluted earnings per share were $2.05, up 25% over the same period last year. Adjusting for the Glenmorangie gain, the asset impairment

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charges, favorable foreign exchange, and the absence of prior year litigation expenses, diluted earnings per share for the nine months grew 8%. Brown-Forman Corporation is a diversified producer and marketer of fine quality consumer products, including Jack Daniel's, Southern Comfort, Finlandia Vodka, Canadian Mist, Fetzer and Bolla Wines, Korbel California Champagnes, Lenox, Dansk, and Gorham tableware and giftware and Hartmann Luggage.

IMPORTANT NOTE ON FORWARD-LOOKING STATEMENTS:

This news release contains statements, estimates, or projections that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "expect," "believe," "intend," "estimate," "will," "anticipate," and "project," and similar expressions identify a forward-looking statement, which speaks only as of the date the statement is made. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

We believe that the expectations and assumptions with respect to our forward-looking statements are reasonable. But by their nature, forward-looking statements involve known and unknown risks, uncertainties and other factors that in some cases are out of our control. These factors could cause our actual results to differ materially from Brown-Forman's historical experience or our present expectations or projections. Here is a non-exclusive list of such risks and uncertainties:

         - changes in general economic conditions, particularly in the United States where we earn the majority of our profits;

         - a strengthening U.S. dollar against foreign currencies, especially the British Pound;

         - reduced bar, restaurant, hotel and travel business in wake of other terrorist attacks, such as occurred on 9/11;

         - developments in the class action lawsuits filed against Brown-Forman and other spirits, beer and wine manufacturers alleging that our advertising causes illegal consumption of alcohol by those under the legal drinking age, or other attempts to limit alcohol marketing, through either litigation or regulation;

         - a dramatic change in consumer preferences, social trends or cultural trends that results in the reduced consumption of our premium spirits brands;

         -        tax increases, whether at the federal or state level;

         -        increases in the price of grain and grapes;

         - continued depressed retail prices and margins in our wine business because of our excess wine inventories, existing grape contract obligations, and a world-wide oversupply of grapes; and

         - the effects on our Consumer Durables business of the general economy, the department store and other retail business, response rates in our direct marketing business, and profitability of mall outlet operations.